Exhibit 99.1

April 28, 2017

Notice to Participants:

American Realty Capital Healthcare Trust III, Inc. (the “Company”) hereby notifies you, as a participant in the Company’s distribution reinvestment plan (the “DRIP”), that, pursuant to the terms of the DRIP, the Company has temporarily suspended the DRIP, effective immediately. As a result, the distributions payable on or about May 5, 2017 and June 5, 2017, respectively, will be paid to you in cash and no DRIP shares will be issued.